EXHIBIT 10.64
FORM OF HILL-ROM HOLDINGS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT (CEO Version)

Name of Grantee: <NAME>	No. of Shares: <UNITS>

Date of Grant: <GRANT DATE>	Price per Share: <GRANT PRICE>
This Non-Qualified Stock Option Agreement (this “Agreement”) by and between HILL-ROM HOLDINGS, INC. (the “Company”) and the Grantee named above (referred to below as “you”) evidences the grant by the Company of a Non-Qualified Stock Option to you on the date stated above (the “Grant Date”) and your acceptance of such Option in accordance with the provisions of the Hill-Rom Holdings, Inc. Stock Incentive Plan (the “Plan”).
Your Option is subject to the terms and conditions set forth in the Plan (which is incorporated herein by reference), any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Agreement. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This grant becomes effective only if you sign and return to the Company a copy of this Agreement evidencing your understanding of the terms and conditions of your Option. Any terms used in this Agreement and not defined have the meanings set forth in the Plan.
1. Option Grant
You have been granted an option (the “Option”) to purchase the number of shares of the Company’s Common Stock, without par value (“Common Stock”), set forth above. The Option is a “non-qualified stock option” and is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2. Option Price
The price at which you may purchase the shares of Common Stock covered by the Option is the price per share set forth above.
3. Term of Option
Your Option expires in all events on the tenth anniversary of the Grant Date (“Expiration Date”). Your Option, however, may terminate prior to the Expiration Date as provided in paragraphs 7 and 11 of this Agreement upon the occurrence of one of the events described in those paragraphs. Regardless of the provisions of paragraphs 7 and 11 and notwithstanding anything else to the contrary contained in this Agreement, in no event can your Option be exercised after the Expiration Date.

4. Vesting of Option
(a) Unless it becomes exercisable on an earlier date as provided in paragraph 7 or 11 below and subject to those paragraphs, your Option will become exercisable with respect to the first 25 percent of the shares of Common Stock covered by the Option on the first anniversary of the Grant Date and your Option will become exercisable with respect to the second, third and fourth 25 percent of the shares covered by Option on the second, third and fourth anniversaries of the Grant Date, respectively, provided that you are an employee of the Company or one of its Subsidiaries on each such date.
(b) To the extent your Option has become exercisable, you may exercise the Option to purchase all or any part of such shares at any time on or before the date the Option expires or terminates, but in no case may fewer than 100 shares be purchased at any one time, except to purchase a residue of fewer than 100 shares.
5. Manner of Exercise
You may exercise your Option by giving notice to the Company or its designated administrator on a form acceptable to the Company (which may be written or electronic) specifying the number of shares of Common Stock desired to be purchased. The notice must be accompanied by payment of the aggregate option price for such shares, which payment may be made in the following ways: in cash; by delivery of shares of Common Stock; by broker-assisted cashless exercise; or by a combination of the above, in each case subject to the terms and conditions set forth in paragraphs 6(a), 6(b), and 6(c) below. Your Option will be deemed exercised on the date your notice of exercise (with required accompaniments as described in paragraph 6) is received by the Company or its designated administrator.
6. Satisfaction of Option Price
(a) Payment of Cash. Your Option may be exercised by payment of the option price in cash (including cash equivalents, such as check, bank draft, money order, or wire transfer to the order of the Company).
(b) Payment in Common Stock. Your Option may be exercised by the delivery of unencumbered shares of Common Stock already owned by you for at least six months (either by actual delivery of the shares or by providing an affidavit affirming ownership of the shares in form and manner approved by the Committee). The shares will be valued at their fair market value on the date of exercise as provided in the Plan. The stock certificates for the shares you deliver in payment of the exercise price must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name or jointly in your and your spouse’s name may be delivered. Only whole shares may be delivered. Any portion of the exercise price in excess of the fair market value of a whole number of shares must be paid in cash. If a certificate delivered in exercise of your Option evidences more shares than are needed to pay the exercise price, an appropriate replacement certificate will be issued to you for the excess shares.
(c) Broker-Assisted Cashless Exercise. You may exercise your Option by executing and delivering the documents necessary to irrevocably authorize a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire option price and any withholding tax obligation resulting from such exercise.

7. Termination of Employment
(a) General. The following rules apply to your Option in the event of your death, disability, retirement, or other termination of your employment with the Company or one of its Subsidiaries. Authorized leaves of absence from the Company or a Subsidiary shall not constitute a termination of employment for purposes of this Agreement. Except as set forth in Paragraph 7(d), if you are employed by a Subsidiary of the Company and the Company ceases to own, directly or indirectly, more than 50% of the ownership interests of the Subsidiary, your employment shall be deemed terminated for purposes of this Agreement at such time. Paragraph 11 provides special rules which apply after a Change in Control (as defined in that paragraph).
(i) Termination of Employment. If your employment terminates because of your voluntary resignation (other than Retirement as that term is used below), your Option will terminate thirty (30) days after such termination of employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be exercisable during such thirty (30) day period only for the number of shares with respect to which it is exercisable on the date of the termination of your employment. If your employment is terminated involuntarily by the Company or a Subsidiary (as applicable, the “Employer”) other than for “Cause” (as defined below), your Option will terminate ninety (90) days after such termination of employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be exercisable during such ninety (90) day period only for the number of shares with respect to which it is exercisable on the date of the termination of your employment. Notwithstanding anything herein to the contrary, your Option may not be exercised after the Expiration Date. If your employment is terminated involuntarily by the Employer for “Cause,” your Option (including any portion that has previously become exercisable) will immediately expire and may not be exercised.
For purposes of this Agreement, “Cause” shall mean the Employer’s good faith determination that you have:
(A) acted with gross neglect or willful misconduct in the discharge of your duties and responsibilities or refused to follow or comply with the lawful direction of the Employer or the terms and conditions of any applicable employment agreement, providing such refusal is not based primarily on your good faith compliance with applicable legal or ethical standards;
(B) acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Employer’s reasonable opinion, to cause the Company, a Subsidiary, its officers or its directors embarrassment or ridicule;

(C) violated a material requirement of any Company or Subsidiary policy or procedure, specifically including a violation of the Company’s Code of Ethics or Associate Policy Manual;
(D) disclosed without proper authorization any trade secrets or other confidential information;
(E) engaged in any act that, in the reasonable opinion of the Employer, is contrary to its best interests or would hold the Company, a Subsidiary, its officers or directors up to probable civil or criminal liability, provided that, if you act in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for Cause; or
(F) engaged in such other conduct recognized at law as constituting Cause.
(ii) Retirement. If, on or after the first anniversary of the Grant Date, your employment terminates by reason of retirement after attaining age fifty-five (55) and completion of five (5) years of employment (“Retirement”), your Option will become fully exercisable upon such retirement and may be exercised during the period commencing on the date of your Retirement and ending on the earlier of (A) the third anniversary of the date of your Retirement, or (B) the Expiration Date, and at the conclusion of such period, your Option will terminate.
(iii) Disability. If your employment terminates by reason of disability (as determined by the Committee), your Option will become fully exercisable upon such termination of employment and may be exercised during the period commencing on the date of your termination of employment and ending on the earlier of (A) the third anniversary of the date of your termination of employment, or (B) the Expiration Date, and at the conclusion of such period, your Option will terminate.
(iv) Death. If your employment terminates by reason of death, your Option will become fully exercisable upon such termination of employment and may be exercised during the period commencing on the date of your death and ending on the earlier of (A) the third anniversary of the date of your death, or (B) the Expiration Date, and at the conclusion of such period, your Option will terminate.
(b) Adjustments by the Committee. The Committee may, in its discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of paragraph 7(a), but not beyond the Expiration Date.
(c) Committee Determinations. For purposes of this Agreement and the Plan, the Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

(d) Distribution of Subsidiary. Notwithstanding anything herein to the contrary, the distribution by the Company of any or all or a part of the shares of common stock of any of its Subsidiaries to Company shareholders (“Distribution”) shall not constitute a termination of employment for purposes of this Agreement, and if you are employed by a Subsidiary of the Company whose shares of common stock are included in a Distribution, your employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein. In addition, if you transfer employment from the Company to one of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with or in anticipation of the Distribution, such transfer shall not constitute a termination of employment for purposes of this Agreement, and your employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein.
8. Restrictions on Option Exercise
(a) Even though your Option is otherwise exercisable, your right to exercise the Option will be suspended if the Committee determines that your exercise of the Option would violate applicable laws or regulations. The suspension will last until the exercise would be lawful. Any such suspension will not extend the term of your Option. The Company has no obligation to register the Common Stock covered by your Option under federal or state securities laws or to compensate you for any loss caused by the implementation of this paragraph 8.
(b) Even though your Option is otherwise exercisable, the Committee may refuse to permit such exercise if it determines, in its discretion, that any of the following circumstances is present:
(i) the shares to be acquired upon such exercise are required to be registered or qualified under any federal or state securities law, or to be listed on any securities exchange or quotation system, and such registration, qualification, or listing has not occurred;
(ii) the consent or approval of any government regulatory body is required or desirable and has not been obtained;
(iii) an agreement by you with respect to the disposition of shares to be acquired upon exercise of your Option is determined by the Committee to be necessary or desirable in order to comply with any legal requirements and you have not executed such agreement; or
(iv) the issuance, sale or delivery of any shares of Common Stock is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction.

9. Income Tax Withholding
In connection with the exercise of your Option, you will be required to pay, or make other arrangements satisfactory to the Committee, to satisfy any applicable tax withholding liability. You may elect to have the tax withholding obligation satisfied by having the Company retain shares of Common Stock, otherwise deliverable to you upon exercise of your Option, having a value equal to the amount of your withholding obligation. If you fail to satisfy your tax withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.
Any election to have shares withheld must be made (in the manner acceptable to the Company) on or before the date you exercise your Option.
The amount of withholding tax paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of exercise of the Option will be reported to the appropriate taxing authorities in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.
10. Non-transferability of Option
The Option granted to you by this Agreement may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in paragraphs 3 and 7) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by the laws of descent and distribution.
11. Change in Control
Notwithstanding the provisions of paragraph 7, in the event your employment is terminated at any time after a Change in Control (as defined in the Plan) but prior to the third anniversary thereof (a) by the Company for any reason other than on account of your death, disability, retirement or for Cause (as defined above) or (b) by you for Good reason (as defined in your employment agreement), your Option will become immediately exercisable in full and will remain exercisable for a period of ninety (90) days after your termination of employment or such longer period as may be specified in paragraph 7, but not beyond the Expiration Date.
12. Adjustment in Certain Events
In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure occurring after the effective date of this award affecting the Common Stock underlying your award, the Board shall adjust the number and kind of shares of Common Stock covered by your Option and the exercise price so as to maintain without change the aggregate exercise price and such adjustment shall be conclusive and binding upon you and the Company.

13. Forfeiture
Your Option and any Common Stock acquired under the Plan and any gain from the sale of any Common Stock acquired under the Plan are required to be forfeited by you, including after exercise or vesting, if, during your employment or within one (1) year following your termination of employment (or any longer period specified in any applicable employment or severance agreement with the Company), you engage in Disqualifying Conduct, which shall mean: (i) your performance of service (including service as an employee, director, or consultant) for a competitor of the Company or its Subsidiaries or the establishing by you of a business which competes with the Company or its Subsidiaries, (ii) your solicitation of employees or customers of the Company or its Subsidiaries, (iii) your improper use or disclosure of confidential information of the Company or its Subsidiaries, or (iv) your material misconduct in the performance of your duties for the Company or its Subsidiaries, as determined by the Committee.
14. No Guarantee of Employment
The grant of this Option does not constitute an assurance of continued employment for any period or in any way interfere with the Company’s right to terminate your employment or to change the terms and conditions of your employment.
15. Other Plans
You acknowledge that any income derived from your Option (or the sale of Common Stock underlying your Option) will not affect your participation in, or benefits under, any other benefit plan maintained by the Company.
16. Administration
The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Options granted under the Plan. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.
17. Amendment
The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

This Agreement contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. Please sign below to evidence your acceptance of this Option on the terms and conditions set forth in this Agreement, and return a signed copy of this Agreement in the enclosed, self-addressed envelope.

BY:
Perry Stuckey Senior Vice President,
Chief Human Resources Officer
ACCEPTED: